Exhibit 99.2

KEY MESSAGES

GENERAL MESSAGING (FOR EXTERNAL + INTERNAL AUDIENCES)

Business Rationale

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Crown Laboratories (“Crown”), a global innovative leader in the skincare industry, and Revance Therapeutics, Inc. (“Revance”) (NASDAQ: RVNC), an aesthetics company setting the new standard in healthcare with innovative aesthetic and therapeutic offerings that enhance patient outcomes and physician experiences, today announced that the companies have entered into an agreement for Crown to merge with Revance.

•	We believe the combined company will be one of the leading global aesthetics and skincare companies, and encompass one of the most comprehensive portfolios of aesthetic and skincare brands including:

•	DAXXIFY® for injection, the RHA® Collection of dermal fillers, and SkinPen regenerative microneedling.

•	These brands represent the three pillars of facial aesthetics: relax, restore and regenerate

•	Products across high value skin health categories that address skin health at all stages of life: aesthetics, anti-aging, acne and sun care.

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Together, we believe that Crown and Revance will become an industry leader in an attractive, high-growth market. This industry is poised for continued growth, which this newly formed company will be well positioned to capitalize on:

•	The growing desire for consumers to align with brands focused on science and efficacy.

•	The demand for aesthetics products and services is on the rise globally.

•	We believe the aesthetic market has the potential to double in size over the next five years.

•	There is one aesthetic procedure every second in the U.S.

•	There are more aesthetics providers than ever before and the quality of aesthetics services they provide is enhanced by the science and innovation we provide.

•	Aesthetics is in a golden age and we are positioned for success.

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We are extremely excited about this transaction and the new company, which will be truly valuable to our customers, as we will operate at the intersection of professional aesthetics and consumer skincare.

•	We expect to continue to build and expand our offerings in consumer skin care with product lines for anti-aging, acne, and sun care.

•	We will also have what we believe will be one of the broadest and deepest offerings in aesthetics including toxins, fillers, microneedling, PRP, and topical skin care.

•	These offerings allow us to develop a true partnership with our practice partners and the patients they serve.

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The new company will offer comprehensive platform capabilities, with the ability to serve an omni-channel audience, including mass retail, specialty retail, club, ecommerce, med spas and physician practices. This will be coupled with one of the largest, highly trained and most experienced aesthetic sales forces in the U.S. serving over 10,000 practices.

•	We expect to serve over 10,000 aesthetics providers in the US and over 40,000 retail stores with our comprehensive skincare offerings.

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We plan to remain dedicated to developing and providing a diverse portfolio of safe and effective scientific solutions for life-long healthy skin and aspire to innovate and commercialize new products across our business verticals that bring opportunity for deeper relationships with our customers.

•	We will be committed to investing in aesthetic provider education and training.

•	We plan to invest in DAXXIFY®, RHA® and SkinPen in terms of education, training, and practice support to maximize the potential of these important products.

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This transaction marks a pivotal moment in the company’s growth strategy – and furthers Crown’s long-term vision to become a fully integrated global skincare company by delivering scientifically based, clinically proven skincare and aesthetic solutions to customers.

•	In terms of our cultural synergies - both companies are mission-driven and aligned in their focus on creating skincare and aesthetic offerings that enhance patient outcomes and physician experiences.

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As a fully integrated global skincare company, Crown’s goal is “Skin Science for Life” – leading with an investment in research and product development to bring innovative solutions to physicians, patients, and consumers throughout their lifetime skin health journey.

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Similarly, Revance’s focus is rooted in innovation and science, to set the new standard in healthcare with innovative aesthetic and therapeutic offerings that enhance patient outcomes and physician experiences.

Financials/Terms of the Deal

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Under the terms of the agreement, which has been unanimously approved by Revance’s Board of Directors, Crown will commence a tender offer to acquire all outstanding shares of Revance’s common stock for $6.66 per share in cash, representing a total enterprise value of $924 million.

•	The purchase price represents a premium of 89% over Revance’s closing market price on August 9, 2024, and a 111% premium to Revance’s 60-day volume-weighted average price.

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The transaction is expected to close by year end. The transaction has been unanimously approved by Revance’s Board of Directors and is subject to stockholders validly tendering shares representing at least a majority of the voting power of Revance, required regulatory approvals and other customary closing conditions.

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Centerview Partners is serving as financial advisor for Revance; Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor for Revance. PJT Partners is serving as financial advisor to Crown; Kirkland & Ellis LLP and Lowenstein Sandler LLP are serving as legal advisors to Crown.

•	Following completion of the acquisition, Revance will be wholly owned by Crown and Revance’s stock will no longer be publicly traded on Nasdaq.

CROWN KEY MESSAGES

Employee Messaging (For Internal Communications – Employee Memo, Town Hall, etc.)

•	Revance is an aesthetics company setting the new standard in healthcare with innovative aesthetic and therapeutic offerings that enhance patient outcomes and physician experiences.

•	I am sure you are familiar with some of their products, including DAXXIFY® for injection and the RHA® Collection of dermal fillers.

•	There are several reasons why this strategic merger agreement with Revance’s innovative team is beneficial for our Company. Upon completion of the deal, we expect to:

•	Significantly enhance our Crown Aesthetics portfolio and market presence

•	Become one of the leading companies in the Aesthetics market globally.

•	Enter new categories and strengthen our offering in existing ones, providing us with more opportunities to compete and deepen our relationships with our customers.

•	Accelerate our product development and enhance our technological edge.

•	We are confident that this strategic move will drive our business forward and create long-term value for our stakeholders.

•	Our combined resources and talents will enable us to better serve our customers, innovate more effectively, and achieve our ambitious goals.

•	This merger underscores our commitment to growth and excellence, and I want to thank each of you for your continued support and efforts as we make our company the best of the best across the globe.

•	We believe that this acquisition will only strengthen and further that mission.

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We will hold a virtual Town Hall meeting to answer questions. A calendar invite will follow this email. While there may be questions that we cannot answer right away, we will share what we can at this time and will keep you updated as more information becomes available.

•	On a tactical note, Crown and Revance will continue to operate as separate and independent companies and it will be “business as usual” at both companies until closing.

•	While we embark on this journey, it is crucial that we remain focused on our current business objectives and continue delivering the high-quality products and services our customers expect.

•	Your dedication and hard work are more important than ever, and it’s critical that you remain focused on your day-to-day responsibilities.

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Outside parties may inquire about the transaction. We ask that you do not comment on the transaction or provide any details. If anyone reaches out to you with questions, please refer them to our PR agency of record, ICR, at Crown@icrinc.com.

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I look forward to welcoming the Revance team and integrating the two best-in-class teams following closing of the transaction. Together, we will harness the strengths of both companies and aim to achieve unprecedented success.

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As I have said before, I am so grateful that I get to spend my time working alongside some of the most talented people in the industry, and truly believe the Revance team will complement and strengthen our team.

•	I am excited for this next phase of growth and look forward to working closely together to achieve our dreams.

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Forward-Looking Statements

Certain statements contained in this communication are “forward-looking statements.” The use of words such as “anticipates,” “hopes,” “may,” “should,” “intends,” “projects,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. All statements, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, among others, statements relating to Revance’s and Crown’s future financial performance, business prospects and strategy, expectations with respect to the tender offer and the Merger, including the timing thereof and Revance’s and Crown’s ability to successfully complete such transactions and realize the anticipated benefits. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others, the risks and uncertainties inherent in the tender offer and the Merger, including, among other things, regarding how many of Revance stockholders will tender their shares in the tender offer, the possibility that competing offers will be made, the ability to obtain requisite regulatory approvals, the ability to satisfy the conditions to the closing of the tender offer and the Merger, the expected timing of the tender offer and the Merger, the possibility that the Merger will not be completed, difficulties or unanticipated expenses in connection with integrating the parties’ operations, products and employees and the possibility that anticipated synergies and other anticipated benefits of the transaction will not be realized in the amounts expected, within the expected timeframe or at all, the effect of the announcement of the tender offer and the Merger on Revance’s and Crown’s business relationships (including, without limitations, partners and customers), the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the expected tax treatment of the transaction, and the impact of the transaction on the businesses of Revance and

Crown, and other circumstances beyond Revance’s and Crown’s control. You should not place undue reliance on these forward looking statements. Certain of these and other risks and uncertainties are discussed in Revance’s and Crown’s filings with the SEC, including the Schedule TO (including the offer to purchase, letter of transmittal and related documents) Crown and its acquisition subsidiary will file with the SEC, and the Solicitation/Recommendation Statement on Schedule 14D-9 the Company will file with the SEC, and Revance’s most recent Form 10-K and Form 10-Q filings with the SEC. Except as required by law, neither Revance nor Crown undertakes any duty to update forward-looking statements to reflect events after the date of this communication.

Additional Information and Where to Find It

The tender offer described above has not yet commenced. This communication is not an offer to buy nor a solicitation of an offer to sell any securities of Revance Therapeutics, Inc. The solicitation and the offer to buy shares of Revance’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Crown Laboratories and its acquisition subsidiary intends to file with the Securities and Exchange Commission (SEC). In addition, Revance will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, such documents will be mailed to the stockholders of Revance free of charge and investors will also be able to obtain a free copy of these materials (including the tender offer statement, Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement) and other documents filed by Crown Laboratories and Revance with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by Revance under the “News” section of Revance’s website at www.revance.com. The information contained in, or that can be accessed through, Revance’s or Crown’s website is not a part of, or incorporated by reference herein.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME), INCLUDING TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT OF REVANCE AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.